As filed with the Securities and Exchange Commission on January 19, 1999
           Registration No. 333-69351
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549



                                                    FORM S-3/A
                                                  Amendment No. 1
                                              REGISTRATION STATEMENT
                                                       Under
                                            The Securities Act of 1933



                                              MPM TECHNOLOGIES, INC.
                               (Name of registrant as specified in its charter)

                 Washington                                          81-0436060
         (State or Jurisdiction of                                (IRS Employer
       incorporation or organization)                       Identification No.)


        222 W. Mission Ave., Ste. 30                         Charles Romberg
          Spokane, Washington 99201               222 W. Mission Ave., Ste. 30
               (509) 326-3443                        Spokane, Washington 99201
          Facsimile (509) 326-3228                             (509) 326-3443
(Address, including zip code, and telephone number, including area code (Name, address, including zip code, and of Registrant's principal executive offices) telephone number, including area code, of agent for service)

                                                     COPY TO:
                                                  Jehu Hand, Esq.
                                                    Hand & Hand
                                     24901 Dana Point Harbor Drive, Suite 200
                                           Dana Point, California 92629
                                                  (949) 489-2400
                                             Facsimile (949) 489-0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plan, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the

Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
[ ]


                                          CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)        Offering Price   Registration Fee

Common Stock issuable upon
  conversion of Series A
  Convertible Preferred Stock(2).......      762,126              $3.00          $    2,286,378      $   674.48
Common Stock issuable upon
  Conversion of Series A
  Convertible Preferred Stock(2).......      602,521              $3.375         $ 2,033,508.30      $   599.88
Common Stock offered by
  selling shareholders(3)..............      116,009              $3.00          $      348,027      $   102.67
Common Stock issuable upon
  exercise of options(4)...............      150,000              $3.00          $      450,000      $   132.75
Total(5)(6)............................    1,028,135                             $    3,084,405      $ 1,509.78


(1)    Estimated solely for purposes of calculating the registration fee.
(2) Includes 762,126 shares estimated to be issuable upon conversion of 670 shares ($670,000) aggregate principal amount) of Series A Convertible Preferred Stock convertible at 70% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion. The conversion price of $1.1375 per share is based upon the closing bid price of the Common Stock on October 14, 1998, the first closing date for the offering. The maximum offering price per share is based upon the closing price of the Common Stock on December 8, 1998, or $3.00, for 762,126 shares and $3.375 (the closing price on January 15, 1999) for the remaining 602,521 shares, as to 762,126 shares for which the filing was paid on initial filing and 602,521 shares upon the first amendment hereof, since it is higher than the estimated conversion price per share of the Series A Convertible Preferred Stock (in accordance with Rule 457(g)).
(3) Includes 19,125 shares issued as fees in connection with the placement of the Series A Convertible Preferred Stock. (4) Includes options to purchase shares of Common Stock at the following prices, held as follows:

                   Holder                Number of Shares               Exercise Price
            World Capital Funding, Inc.       20,000            $          2.03
            Synergy Communications, Inc.      20,000            $          1.50
            Synergy Communications, Inc.      20,000            $          2.00
            Synergy Communications, Inc.      20,000            $          3.00
            Synergy Communications, Inc.      50,000            $          4.00
            Synergy Communications, Inc.      20,000            $          5.00

        The maximum offering price per share is based upon the closing price of the Common Stock on October 30, 1998 of $3.75 per share since it is higher than the exercise price, in accordance with Rule 457(g).
(5) Includes in each case reoffers of the Common Stock offered hereby and shares issuable pursuant to antidilution provisions pursuant to Rule 416.
(6)     $909.90 paid on original filing; $599.88 paid herewith.


        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
PROSPECTUS
                                              MPM TECHNOLOGIES, INC.
                                         1,630,636 Shares of Common Stock

         The estimated 1,630,636 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock") of MPM Technologies, Inc., a Washington corporation (the "Company") are being registered by the Company and include an estimated 1,364,647 shares issuable upon conversion of $670,000 in principal amount of Series A Convertible Preferred Stock (the "Series A Preferred"), 150,000 shares issuable upon exercise of options and 96,884 shares already outstanding and 19,125 shares to be issued prior to the date of this Prospectus. The Company will not receive any proceeds from the sale of Common Stock by the selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The expenses of the offering, estimated at $20,000, will be paid by the Company.

         The Common Stock currently trades on the NASDAQ Small Cap Market under the symbol "MPML" On December 8, 1998, the last sale price of the Common Stock as reported on NASDAQ was $3.00 per share.

                     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
                                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                                        REPRESENTATION TO THE CONTRARY IS A
                                                 CRIMINAL OFFENSE.

                    PURCHASE OF THESE SECURITIES INVOLVES RISKS. See "Risk Factors" on page 3.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


























                             The date of this Prospectus is December __, 1998

         No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                              ADDITIONAL INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers such as the Company that file electronically with the Commission at http://www.sec.gov.

         This Prospectus incorporates by reference the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, its Current Reports on Form 8-K dated February 25, 1998, June 12, 1998, and August 25, 1998, its definitive proxy statement dated August 27, 1998, the description of securities included in the Company's Registration Statement on Form 8-A, File No. 0-14910, and all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c) or 14 of the Exchange Act prior to the termination of the offering made hereby. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 222 W. Mission Avenue, Suite 30, Spokane, Washington 99201, telephone (509) 326-3443.

                                                  INDEMNIFICATION

         Pursuant to the Company's Articles of Incorporation, as amended, the Company may indemnify each of its directors and officers with respect to all liability and loss suffered and reasonable expense incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director of the Company. In addition, the Company may pay the reasonable expenses of indemnified directors and officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

         In addition, as permitted by the Washington Business Corporation Act, the Company's Articles of Incorporation provides that the Company's directors will not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Washington General Corporation Law. This provision does not eliminate the duty of care, and injunctive or other forms of non-monetary equitable relief will remain available under Washington law. In addition, each director continues to be liable for monetary damages for (i) misappropriation of any corporate opportunity in violation of the director's duties, (ii) acts or omissions in bad faith or involving intentional dishonesty, (iii) knowing violations of law, and
(iv) any transaction from which a director derives an improper personal benefit. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws of state or federal environmental laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                                PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the information appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.


                                                    The Company

         The Company's principal executive offices are located at 222 W. Mission Ave., Ste. 30, Spokane, Washington 99201. Its telephone number is (509)326-3443 and its fax number is (509) 326-3228.

                                                   The Offering

Securities Offered:......................................  An estimated
1,630,636 shares of Common Stock, no par value, including an estimated 1,364,647 shares issuable upon conversion of 1,200 shares of Series A Preferred Stock at a conversion price per share of Series A Preferred Stock equal to 70% of the average closing bid price of the Common Stock on the five trading days prior to conversion (or an estimated $1.1375 per share, 150,000 shares issuable upon exercise of options, and 116,009 shares currently outstanding as of the date of this Prospectus.

Common Stock Outstanding Before Offering:................  2,275,119(1) shares

Common Stock Outstanding After Offering:.................  3,808,891 shares

NASDAQ symbol............................................  MPML

(1) Based on shares outstanding as of November 30, 1998. Does not include 19,125 shares offered hereby which were not yet issued as of November 30, 1998.

                                                   Risk Factors

         Investment in the Shares offered hereby involves a high degree of risk, including the limited operating history of the Company and competition. Investors should carefully consider the various risk factors before investing in the Shares. This Prospectus contains forward looking statements which may involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." See "Risk Factors."


                                                   RISK FACTORS

         The shares of Common Stock offered hereby are highly speculative and involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby. The discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

         Limited Operating History; Past and Possible Future Operating Losses. The Company acquired its operating subsidiary, Huntington Environmental Systems, Inc. ("HES") in April, 1997 and acquired Air Pul Environmental on July 1, 1998. Prior to the acquisition of HES the Company had no significant operations and has operated at a loss for the past five years. As of September 30, 1998, the cumulative loss since inception was $5,095,101. The Company's limited operating history makes the prediction of future sales and operating results difficult. There can be no assurance that the Company's sales will grow or be sustained in future periods or that the Company will become or remain profitable in any future period.

         Possible Need for Additional Financing. The Company's planned expansion of its operations (including increased overhead, depreciation, marketing and salaries) combined with the Company's lack of liquidity may require that the Company obtain additional debt or equity financing for these or other general corporate purposes. There can be no assurance that the Company will be able to obtain additional debt or equity financing on terms favorable to the Company, or at all, or if obtained, there can be no assurance that such debt or equity financing will be sufficient for the financing needs of the Company.

         Intense and Increasing Competition. The Company competes with a large number of firms engaged in the design, fabrication installation, start-up on the maintenance of high-temperature pollution control equipment, many of whom have substantially greater financial, design and fabrication installation and maintenance resources and have achieved a higher level of brand recognition than the Company.

         Potential Fluctuations in Quarterly Results. The Company's quarterly operating results may in the future vary significantly depending on factors such as timing of contract performance and recognition of revenue, increased competition, fluctuations in the price of materials, general economic factors and environmental regulations. The Company's expense levels are based, in part, on its backlog. If sales levels are below expectations, operating results are likely to be materially adversely affected. As of September 30, 1998, the Company had backlog of $17,400,000.

         Based upon the risks of potential fluctuations in quarterly results discussed above and unpredictability of demand, discussed below, the Company believes that quarterly sales and operating results are likely to vary significantly in the future and that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, it is possible that in some future quarter the Company's revenues or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected.

         Ability to Manage Growth. The Company has experienced growth that has resulted in new and increased responsibilities for management personnel which has challenged and continues to challenge the Company's management, operating and financial systems and resources. To compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve its operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's operating results and financial condition.

         No Assurance of Ability to Protect Intellectual Property Rights. The Company considers its intellectual property rights related to its "Skygas"
waste-to-energy process to be of significant value. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to obtain the legal protection sought or will prevent misappropriation of such information and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products with taste and other qualities similar to the Company's products.

         Risk of Third Party Claims of Patent Infringement. While the Company believes that its Intellectual Property does not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communications from third parties asserting that the Company's Intellectual Property infringes, or may infringe, upon the proprietary rights of third parties. The potential for such claims will increase as the Company increases operations. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of management's attention, cause product distribution delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms economical or acceptable to the Company or at all. In the event of a successful claim of infringement against the Company and failure or inability of the Company to license the infringed or similar proprietary information, the Company's
operating  results  and  financial  condition  could  be  materially   adversely
affected.

         Dependence on Key Personnel. The Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management, sales, production and marketing personnel of its HES and Air Pul subsidiaries. The Company has no employment agreements with these persons. The competition for qualified personnel is intense and the loss of any of such persons as well as the failure to recruit additional key personnel in a timely manner, could adversely affect the Company. There can be no assurance that the Company will be able to continue to attract and retain qualified management and sales personnel for the development of its business. Failure to attract and retain key personnel could have a material adverse effect on the Company's operating results and financial condition.

         Operating Hazards; No Assurance of Adequate Insurance. The Company's operations are subject to certain hazards and liability risks faced by all operations in the environmental remediation business. While the Company has not experienced problems in the past, the occurrence of such a problem could result in a costly remediation and serious damage to the Company's reputation. The Company's operations are also subject to certain injury and liability risks normally associated with the operation and possible malfunction of maintaining equipment. Although the Company maintains insurance against certain risks under various general liability and product liability insurance policies, there can be no assurance that the Company's insurance will be adequate.

         Concentration of Ownership by Management. As of October 31, 1998, the executive officers and directors of the Company on that date beneficially owned approximately 20.74% of the Common Stock. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

         Antitakeover Provisions in the Company's Corporate Documents. The Company's Board of Directors has the authority to issue to up 10,000,000 shares of preferred stock, no stated value (the "Preferred Stock"), of the Company including 1,200 shares of Series A Preferred Stock of which 670 shares have been issued to date and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's stockholders. The voting and other rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Company's Board may similarly issue additional shares of Common Stock without any further vote or action by stockholders. Such an issuance could occur in the context of another public or private offering of shares of Common stock or Preferred Stock or in a situation where the Common or Preferred Stock is used to acquire the assets or stock of another company. The issuance of Common or Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company. The
Company has no current plans to issue any additional shares of Common or Preferred Stock other than the Series A Preferred or as described herein. See "Description of Securities."

         Moreover, the Articles of Incorporation ("Articles") of the Company contain certain provisions which, among other things, maintain a "staggered" Board of Directors and, limit the personal liability of, and provide indemnification for, the directors of the Company.

         Common Stock Equivalents. As of November 30, 1998, the Company had 3,307,370 shares of common stock issued and outstanding or reserved for later issuance. The increase in common shares outstanding or reserved is the result of 762,126 shares estimated to be issuable upon the conversion of Series A Preferred Stock and options to purchase 150,000 shares and 101,001 shares issuable upon exercise of options held by officers or directors, and 19,125 shares to be issued as fees in connection with the placement of the Series A Preferred Stock. An increase in the number of shares of Common Stock (or Common Stock equivalents) outstanding will have a negative effect on the Company's per share ratios, including earnings per share, which could negatively impact the market for the Company's Common Stock and the price of the Common Stock in the market. The Company has scheduled a special meeting of its stockholders on January 25, 1999 to obtain approval for the issuance of shares hereunder in order to comply with NASDAQ's corporate governance rule. There can be no assurance that the issuance of common stock will be approved by stockholders. If the increase in issuance of common shares is not approved the holders of outstanding Preferred Stock, including Series A Preferred Stock will be unable to convert all of their Shares into common stock, which would likely lead to litigation.

         Limitations on Liability of Management. The Company has adopted provisions in its Articles that eliminate to the fullest extent permissible under Washington law the liability of its directors for monetary damages except to the extent that it is proved that the director actually received an improper benefit or profit in money, property or services or the director's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. While it may limit stockholder actions against the directors of the Company for various acts of misfeasance, the provision is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs, subject to their continuing fiduciary duties to the Company and its stockholders, is not unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

         Indemnification of Management. The Company's Articles, consistent with Washington law, provide that the Company will indemnify and advance expenses to any director, officer, employee or agent of the Company who is, or is threatened to be made, a party to any action, suit or proceeding. Such indemnification would cover the cost of attorney's fees as well as any judgment, fine or amounts paid in settlement of such action provided that the indemnified party meets certain standards of conduct necessary for indemnification under applicable law. Such indemnity may or may not be covered by officer and director liability insurance and could result in an expense to the Company even if such person is not successful in the action. This provision is designed to protect such persons against the costs of litigation which may result from his or her actions on behalf of the Company.

                                       SELECTED FINANCIAL AND OPERATING DATA

         The following selected financial and operating data should be read in conjunction with the Company's financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-KSB (the "Annual Report") and Form 10-QSB for the quarter ended June 30, 1998 (the "10QSB"), incorporated by reference herein. The balance sheet data and statement of operations data as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, incorporated by reference herein, are derived from financial statements of the Company that have been audited. The balance sheet data and statement of operations data as of September 30, 1998 and for the nine months ended June 30, 1997 and 1998 are derived from unaudited financial statements of the Company that are included in the 10-QSB. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and the 10QSB.

                             Nine Months Ended
                               September 30,                                          Year Ended
                            1998           1997           1997           1996            1995            1994             1993

Results of Operations
Operating revenues       $7,079,491     $4,359,620     $6,076,936        $-0-            $-0-          $200.147           $-0-
Interest expense           69,503         40,527         96,068         54,773          68,257          79,125           127,871
Net (loss)                (191,689)      (49,428)       (277,573)      (394,607)       (271,052)       (227,991)        (459,513)

Financial Position
Working Capital            393,590                      1,170,091      (942,947)       (822,860)      (1,047,464)      (1,111,925)
Total Assets              8,681,739                     6,885,952      3,074,567       2,051,541       2,015,304        2,074,009
Long-term Debt             583,961                       530,000          -0-             -0-             -0-              -0-
Accumulated Deficit      (5,095,161)                    4,903,473      4,660,759       4,266,152       3,995,000        3,767,109
Stockholders' Equity     4,212,805)                     4,472,756      2,771,637       1,745,657       1,617,394        1,449,368

Per Common Share

Net (loss)                 (0.10)         (0.03)         (0.02)         (0.03)          (0.02)          (0.02)           (0.03)
Book value                  2.33            --            0.27           0.19            0.14            0.14             0.12
Average shares
 Outstanding                 --             --         15,440,089     13,339,445      12,534,158      12,107,813       11,857,255


                                                    MARKET PRICE OF COMMON STOCK

         The following table sets forth the high and low bid prices for the Common Stock as reported on NASDAQ for each quarter since January 1, 1995. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

                                                                 High                            Low
1998
First Quarter                                                $          1.1875              $           0.50
Second Quarter                                               $           0.875              $           0.50
Third Quarter                                                $           3.875              $           0.50

1997
First Quarter                                                $            0.50              $           0.25
Second Quarter                                               $            1.25              $           0.38
Third Quarter                                                $            0.93              $           0.56
Fourth Quarter                                               $            0.88              $           0.50

1996
First Quarter                                                $            1.75              $           0.62
Second Quarter                                               $            2.00              $           1.00
Third Quarter                                                $            1.50              $           0.93
Fourth Quarter                                               $            0.68              $           0.43

1995
First Quarter                                                $            2.00              $           1.18
Second Quarter                                               $            2.18              $           1.25
Third Quarter                                                $            1.75              $           1.25
Fourth Quarter                                               $            1.87              $           0.75

         As of November 30, 1998, there were approximately 690 holders of record of the Company's common stock.

         The Company has not paid any dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

                                               SELLING STOCKHOLDERS

         The  shares of  Common  Stock of the  Company  offered  by the  Selling
Stockholders (the "Shares") will be offered at market prices, as reflected on NASDAQ. The shares include 115,634 shares currently outstanding as well as 150,000 shares issuable upon exercise of options and an estimated 762,126 shares being offered by the holders upon conversion of the Series A Preferred. The aggregate number of shares offered for resale upon conversion of the Series E Preferred will be based on the conversion rate in effect at the time of conversion. It is anticipated that Selling Stockholders will sell their shares of Common Stock on NASDAQ in which case registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. Selling Stockholders may also sell their shares of Common Stock in off-the-market transactions at market price in which case no commissions would be paid.

         The number of shares of Common Stock estimated to be issuable upon conversion of each of the 1,200 shares of Series A Preferred, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is $1,000 divided by 70% of the closing bid price of the Common Stock on NASDAQ averaged over the five trading days immediately prior to the date of conversion. The number of shares in the table below is based upon a rate of $1.1375, or approximately 879.12087 shares of Common Stock per share of Series A Preferred. The Selling Stockholders do not own any Common Stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between the Company and any Selling Stockholder is set forth below.

                                                                                                  Percent of
                                                            Number of                            Common Stock
                                                            Series A         Number of              Before
       Name                                             Preferred Shares   Common Shares           Offering

Tabacalera, Ltd.(1)                                                265          301,438             14.1%
Augustine Fund, LP(2)                                              400          455,000             19.8%
Bertek Realty(3)                                                    95          108,063              5.6%
Congregation Beth Mordecai                                         200          227,500             11.0%
Frederick Lenz                                                      25           28,438              1.5%
Barry Seidman                                                      150          170,625              9.3%
Dale Steen                                                          30           34,125              1.9%
Jimmy Dean Dowda                                                    35           39,813              2.2%
Synergy Communications, Inc.(4)                                     --          130,000              7.1%
World Capital Funding, LLC.(5)                                      --           39,125              2.1%
FLS Miljo, Inc.
100 Glenborough Drive
Houston, Texas 77067-3611(6)                                        --           96,884               __%
     TOTALS                                                      1,200        1,630,636             80.9%
*less than 1%

(1)      Messod Maxo controls the voting of Tabacalera, Ltd.
(2)      Thomas Duszynski controls the voting of the shares of The Augustine
Fund.
(3)      Lazer Leybovich controls the voting of the shares of Bertek Realty.
(4) The controlling shareholder of this holder is ___________. Synergy Communications received these options in connection with a financial public relations contract.
(5) The controlling shareholder of this holder is Keith Mazer. Includes options to purchase 20,000 shares.
(6)      The controlling shareholder of this holder is Preben Lausen.

                                             DESCRIPTION OF SECURITIES
Common Stock

         The Company's Articles of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, $.001 par value per share, of which 2,275,119 shares were outstanding as of November 30, 1998. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

         The   transfer   agent   for  the   Common   Stock  is   TranSecurities
International, 2510 N. Pines, Suite 202, Spokane, Washington, 99206.

Preferred Stock

         The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, of which 1,200 shares of Series A
Preferred,  are  authorized  and 1,200  shares  are  outstanding.  The  Series A
Preferred Stock is convertible into shares of common stock (see "Selling Stockholders" and "Risk Factors - Common Stock Equivalents"). The annual dividend rate for the Series A Preferred is $60.00 per share per annum, when, as and if declared by the Company's Board of Directors. If not declared, dividends will accumulate and be payable in the future. Full dividends must be paid or set aside on the Series A, Preferred Stock before dividends may be paid or set aside on the Company's Common Stock. The Company has the option to pay dividends on the Series A Preferred by the issuance of Common Stock valued at the then effective conversion rate of the Series A Preferred Stock. The holders of Series A Preferred Stock have a liquidation preference of $1,300 per share over the Common Stock. The Company does not expect to declare or pay such dividends in the foreseeable future. The Company may issue additional preferred stock in the future. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

         The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors may issue additional preferred stock in future financings.

         The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of Washington law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

                                                   LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Hand & Hand, a law corporation, Dana Point, California.

                                                      EXPERTS

         The financial statements of the Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, incorporated by reference in this Prospectus from the Annual Report on Form 10-KSB, have been incorporated herein in reliance on the report of Terrance J. Dunne, certified public accountant given on the authority of said firm as experts in accounting and auditing.

         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                                 TABLE OF CONTENTS
                                                  Page

Additional Information......................       2
Prospectus Summary..........................       3
Risk Factors................................       6
Market Price of Common Stock................       8
Selling Stockholders........................      10
Description of Securities...................      10
Legal Matters...............................      11
Experts.....................................      11






                                              MPM TECHNOLOGIES, INC.
                                                      PART II
Item 14.   Other Expenses of Issuance and Distribution.

           Filing fee under the Securities Act of 1933          $     909.90
           Printing and engraving(1)                                  500.00
           Legal Fees                                              10,000.00
           Accounting Fees                                          6,000.00
           Miscellaneous(1)                                         2,590.10

           TOTAL                                     $ 20,000.00
                                                      ==========

(1)      Estimates                               1,028,135 SHARES

Item 15.    Indemnification of Directors and Officers.

                   Pursuant to the Company's Articles of Incorporation, as amended, the Company may indemnify each of its directors and officers with respect to all liability and loss suffered and reasonable expense incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that suchPperson is or was a director of the Company. In addition, the Company may pay the reasonable expenses of indemnified directors and officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

                   In  addition,   as  permitted  by  the  Washington   Business
Corporation Act, the Company's Articles of Incorporation provides that the Company's directors will not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permittedmunder_the9Washington General Corporation Law. This provision does not eliminate the duty of care, and injunctive or other forms of non-monetary equitable relief will remain available under Washington law. In addition, each director continues to be liable for monetary damages for (i) misappropriation of any corporate opportunity in violation of the director's duties, (ii) acts or omissions in bad faith or involving intentional dishonesty, (iii) knowing violations of law, and (iv) any transaction from which a director derives an improper personal benefit. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws of state or federal environmental laws.

                   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.    Exhibits
            3._       Certificate of Designation, Series A Preferred Stock.
            5.1       Opinion of Hand & Hand.
            23.1      Consent of Auditors.
            23.2      Consent of Hand & Hand included in Exhibit 5.
            25.       Powers of Attorney - on signature page.


Item 17.    Undertakings.

            (a)       The undersigned registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material  information  with respect
                              to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                              Provided,  however,  that paragraphs (a)(1)(i) and
                              (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



            (i)    The undersigned registrant hereby undertakes that:

                   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                   (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 18.    Not Applicable.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Spokane, State of Washington on January 17, 1999.

                                                      MPM TECHNOLOGIES, INC.


                                                      By: /s/ Charles Romberg
                                                          Charles Romberg

         The undersigned officer and/or director of MPM Technologies, Inc., a Washington corporation (the "Corporation"), hereby constitutes and appoints Charles Romberg and Daniel D. Smozanek, with full power of substitution and resubstitution, as attorney to sign for the undersigned in any and all capacities this Registration Statement and any and all amendments thereto, and any and all applications or other documents to be filed pertaining to this Registration Statement with the Securities and Exchange Commission or with any states or other jurisdictions in which registration is necessary to provide for notice or sale of all or part of the securities to be registered pursuant to this Registration Statement and with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 17, 1999.


By:                             President
        Charles Romberg          (principal executive officer) and Director

By:                            Treasurer (principal accounting
        Daniel D. Smozanek       and financial officer)

By:                                Vice President and Director
        Myron Katz

By:                          Vice President and Director
        Richard E. Appleby

By:                              Director
        L. Craig Cary Smith


By:                               Vice President and Director
        Michael J. Luciano


By:                                                           Director
        Glen Hjorst


By:                                                           Director
        Anthony L. Lee